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Exhibit 10.30

OFFICEMAX INCORPORATED

2004 RETENTION BONUS PLAN

(Effective July 9, 2004)

OFFICEMAX INCORPORATED

2004 RETENTION BONUS PLAN

        1.    Purpose and Establishment.    The 2004 Retention Bonus Plan (the "Plan") is intended to promote the interests of the Company and its shareholders by attracting, motivating, rewarding, and retaining the broad-based management talent in the Company's forest products businesses critical to achieving the Company's business goals.

        2.    Definitions.    As used in the Plan, the following definitions apply to the terms indicated below:

          2.1   "Agreement" means either the written agreement between the Company and a Participant evidencing an Award and setting forth the terms and conditions applicable to the Award or a statement issued by the Company to a Participant describing the terms and conditions of an Award.

          2.2   "Award" means a retention bonus granted pursuant to the terms of the Plan.

          2.3   "Board of Directors" means the Board of Directors of the Company.

          2.4   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          2.5   "Committee" means the Executive Compensation Committee of the Board of Directors or any successor to the Committee, which shall consist of three or more persons, each of whom, unless otherwise determined by the Board of Directors, is an "outside director" within the meaning of Section 162(m) of the Code and a "nonemployee director" within the meaning of Rule 16b-3.

          2.6   "Company" means OfficeMax Incorporated, a Delaware corporation.

          2.7   "Participant" means an employee of the Company or a subsidiary to whom an Award is granted pursuant to the Plan, or upon the death of the Participant, his or her successors, heirs, executors, and administrators, as the case may be.

        3.    Administration of the Plan.

          3.1    Authority and Delegation.    The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Committee may also adopt any rules it deems necessary to administer the Plan. Any interpretation, determination, decision, or other action made or taken by the Committee shall be final and binding on Participants. The Committee's responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company's management. Any Company employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee.

          3.2    Terms and Conditions of Awards.    The Committee shall have final discretion, responsibility, and authority to:

            (a)   grant Awards;

            (b)   determine the Participants to whom and the times at which Awards shall be granted;

            (c)   determine the number of Awards to be granted and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;

            (d)   establish the rights of Participants with respect to an Award upon termination of employment;

            (e)   determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or exchanged;

            (f)    determine the terms and provisions of Agreements; and

            (g)   make all other determinations deemed necessary or advisable for the administration of the Plan.

            The Committee may solicit recommendations from the Company's management with respect to any or all of the items listed above.

            The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants, for different Awards, and for the same Participant for each Award the Participant may receive, whether or not granted at different times.

        4.    Eligibility.    The persons who shall be eligible to receive Awards pursuant to the Plan shall be employees of the Company and its subsidiaries and affiliates (including officers of the Company, whether or not they are directors of the Company), selected by the Committee from time to time. The grant of an Award at any time to any person shall not entitle that person to a grant of an Award at any future time.

        5.    Agreement.    Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Committee may, in its sole discretion, deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

        6.    Retention Bonus.

          6.1    Terms and Agreement.    Subject to the terms of the Plan, retention bonuses may be granted to Participants at any time as determined by the Committee. The Committee shall determine, and the Agreement shall reflect, the following for each retention bonus granted:

            (a)   the amount of the retention bonus awarded;

            (b)   the retention period;

            (c)   the rights of the Participant upon termination of employment (which may be different based on the reason for termination); and

            (d)   any other terms or conditions established by the Committee.

          6.2    Payment.    After the applicable retention period has ended or as otherwise specified in the Agreement, the Committee will determine the amount payable with respect to the Award, based upon any applicable terms and conditions. Payment of retention bonuses will be made in cash as soon as practical after the Committee's determination.

        7.    Employment Not Guaranteed.    This Plan is not intended to and does not create a contract of employment in any manner. Employment with the Company is at will, which means that either the employee or the Company may end the employment relationship at any time and for any reason. Nothing in this Plan changes, or should be construed as changing, that at-will relationship.

        8.    Withholding Taxes.    The Company may deduct an amount from any Award sufficient to satisfy any federal and state taxes required by law to be withheld.

        9.    Amendment and Termination.    The Committee may, at any time, amend or terminate the Plan. Any amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant's prior consent.

        10.    Transfers Upon Death; Nonassignability.    Upon the death of a Participant, outstanding Awards granted to the Participant will be paid only to the executor or administrator of the Participant's estate or to a person who has acquired the right to the Award by will or the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee has been furnished with (a) written notice and a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that would have applied to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

        During the lifetime of a Participant, no Award is transferable, except that the Committee may, in its sole discretion, permit the transfer of an outstanding Award to the extent allowable under then-current law. Subject to applicable law, the Committee's approval, and any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the secretary of the Company, elect to transfer an Award to a member or members of his or her immediate family (including, but not limited to, children, grandchildren, and spouse, or a trust for the benefit of immediate family members or a partnership in which immediate family members are the only partners) or to other persons or entities approved by the Committee; provided, however, that no transfer by any Participant may be made in exchange for consideration.

        11.    Expenses and Receipts.    The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

        12.    Deferral of Awards.    A Participant may elect to defer or the Committee may require the deferral of receipt of all or any portion of any Award to a future date as provided in and subject to the terms of any nonqualified deferred compensation plan sponsored by the Company for which the Participant is eligible, the Agreement, and rules and procedures established by the Committee regarding Award deferrals.

        13.    Claims Procedure.    Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's compensation manager, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Company. The claim shall include a statement of all facts the Participant believes relevant to the claim and copies of all documents, materials, or other evidence that the Participant believes relevant to the claim. Written notice of the disposition of a claim shall be furnished to the Participant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days for special circumstances by the compensation manager, in his or her sole discretion, by providing written notice of the extension to the claimant prior to the expiration of the original 90-day period. If the claim is denied, the compensation manager shall notify the claimant in writing. This written notice shall:

          (a)   state the specific reasons for the denial;

          (b)   refer to Plan provisions on which the determination is based;

          (c)   describe any additional material or information necessary for the claimant to perfect the claim and explain why the information is necessary; and

          (d)   explain how the claimant may submit the claim for review and state applicable time limits.

        14.    Claims Review Procedure.    Any Participant, former Participant, or Beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to access to or copies of all documents and records relevant to his or claim and to a review of his or her denied claim. A request for review, together with a written statement of the claimant's position and any other comments, documents, records, or information that the claimant believes relevant to his or her claim, shall be filed no later than 60 days after receipt of the written notification provided for in Section 13 and shall be filed with the Company's compensation manager. The manager shall promptly inform the Company's senior human resources officer. The senior human resources officer shall make his or her decision, in writing, within 60 days after receipt of the claimant's request for review. This 60-day period may be extended an additional 60 days if, in the senior human resources officer's sole discretion, special circumstances warrant the extension and if the senior human resources officer provides written notice of the extension to the claimant prior to the expiration of the original 60-day period. The written decision shall be final and binding on all parties and shall state the facts and specific reasons for the decision and refer to the Plan provisions upon which the decision is based.

        15.    Lawsuits; Venue; Applicable Law.    No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Sections 13 and 14. Any lawsuit must be initiated no later than the earlier of (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Section 14. Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action. To the extent not preempted by federal law, the laws of the state of Delaware shall apply.

        16.    Participant Rights.    No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation to treat Participants uniformly.

        17.    Unsecured General Creditor.    Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be an unfunded and unsecured promise of the Company.

        18.    Form of Communication.    Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe. Any communication shall be effective upon receipt by the Company's compensation manager at 150 Pierce Rd., Itasca, IL 60143.

        19.    Severability.    If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected.

        20.    Effective Date and Term of Plan.    The Plan shall be effective on July 9, 2004. The Committee may terminate the Plan at any time. Awards outstanding at the expiration or termination of the Plan shall remain in effect according to their terms and the provisions of the Plan.

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  Exhibit 10.30